Exhibit 10.2

STRICTLY CONFIDENTIAL

December 22, 2022

Outlook Therapeutics, Inc.
485 Route 1 South

Building F, Suite 320

Iselin New Jersey 08852

Attention: Lawrence A. Kenyon, Chief Financial Officer

Dear Mr. Kenyon:

Pursuant to our recent discussions, this letter agreement (this “Agreement”) confirms our understanding that Outlook Therapeutics, Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, the “Company”), has engaged M.S. Howells & Co. (the “Placement Agent”) to act as the Company’s placement agent to introduce it to certain investors (the “Investors”) as prospective purchasers of the Company’s shares of common stock par value $0.01 per share (the “Shares”), in connection with a registered direct financing (the “Transaction”). This Agreement will be effective as of December 22, 2022 (the “Effective Date”) and will expire on December 29, 2022.

Subject to the terms and conditions set forth herein, the Placement Agent agrees to assist the Company in (i) identifying and contacting potential purchasers of the Shares, (ii) soliciting and receiving offers to purchase the Shares, and (iii) if requested, preparing an investor presentation and/or marketing materials (in each case, based entirely on information supplied by the Company) for distribution to potential purchasers, describing the Company, the respective business and financial condition and the Shares, and (iv) provide related services to facilitate the successful completion of the Transaction. Notwithstanding anything to the contrary contained in this Agreement (as defined below), the Placement Agent shall not have any obligation to purchase any of the Shares or any liability to the Company if any prospective purchaser fails to consummate a purchase of any of the Shares.

The Company understands that the Placement Agent is acting solely as placement agent to the Company, is not acting as a financial advisor to the Company and is not undertaking any fiduciary duty to the Company, its management or its board of directors (the “Board”) with respect hereto, is acting as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under this Agreement and that the Placement Agent’s role in any due diligence will be limited solely to performing such review as it shall deem necessary to support its own services and shall not be on behalf of the Company. Specifically, the Company acknowledges and agrees that the Placement Agent will not be responsible for providing any advice in relation to selling restrictions and other securities laws matters in any jurisdiction in connection with its engagement hereunder. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Placement Agent shall have no responsibility or liability to the Company with respect thereto. The Company acknowledges that it is responsible for making all necessary notifications of, and filings with, all federal, state and other applicable securities regulatory authorities with respect to the transactions contemplated hereby. In order to enable the Placement Agent to bring relevant expertise to bear on its engagement under this Agreement from among its global affiliates, the Company agrees that the Placement Agent may share information obtained, directly or indirectly, from the Company hereunder with its affiliates who need to know such information in connection with the Placement Agent’s performance of its services hereunder, and may perform such services in conjunction with its affiliates, and that any affiliates of the Placement Agent performing services hereunder shall be entitled to the benefits and subject to the terms of this Agreement. The Company agrees that, following closing of the Transaction (or if earlier, public announcement of the pricing of the Transaction), the Placement Agent may, at its option and expense, advertise its role(s) with respect to the Transaction in marketing materials provided to prospective issuers. The Company agrees that any press release it may issue announcing a Transaction will, subject to the Placement Agent’s review and approval, contain a reference to the Placement Agent’s role as placement agent to the Company in connection with such Transaction, and that the Placement Agent may not, without its prior written consent, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company.

The Transaction will be a registered direct financing in accordance with the applicable laws of the United States and pursuant to the following procedures and terms and conditions:

1.            Fees. The Placement Agent’s aggregate fee for introducing the Investors to the Company and all other services provided by the Placement Agent in connection therewith shall be a placement fee equal to 5% of the proceeds from the sale of Shares by the Company to Investors who participate in the Transaction by virtue of an introduction to the Company by the Placement Agent, which for the avoidance of doubt, shall not include the potential purchasers set forth on Schedule I hereto (the Shares sold to such investors, the “Placement Agent Shares”). Such fee shall be payable by the Company upon the consummation of the placement of the applicable Shares. In addition, the Company hereby agrees to issue to the Placement Agent upon the closing of the Transaction, a warrant to purchase a number of the Company’s shares of common stock, par value $0.01 per share, equal to 5% of the total number of Placement Agent Shares sold in the Transaction (the “Warrant”). The Warrant shall have a three year term and be exercisable, in whole or in part, commencing on the one year anniversary of the closing of the Transaction, at an initial exercise price which is equal to 120% of the purchase price of the Shares. All fees payable hereunder are nonrefundable.

2.            In addition, the Company shall reimburse, regardless of the consummation of the sale contemplated hereby, the Placement Agent for, and the Placement Agent will separately bill, their reasonable and documented costs and expenses in connection with the engagement hereunder, as incurred, including travel costs, document production and other similar expenses, and reasonable fees and expenses of counsel, including the fees and expenses of such counsel in connection with Financial Industry Regulatory Authority, Inc. (“FINRA”) filings and “Blue Sky” filings, and other professional advisors, and any irrecoverable value added or similar tax incurred thereon, in an aggregate amount not to exceed $130,000. The Company also shall be responsible for its own expenses.

All amounts payable under this Agreement are quoted exclusive of value added or similar tax and shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. If the Company is obliged by law to make any deduction or withholding from any such payment or any Placement Agent makes any payment of any taxes, fees, expenses, assessments or other charges (other than taxes imposed on or measured by net income, franchise taxes, and branch profits taxes, in each case, imposed as a result of the Placement Agent being organized under the laws of, having its principal office in or branch out of which work is being performed with respect to this Agreement in, the jurisdiction imposing such tax), the amount due from the Company in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding or payment by the Placement Agent, the Placement Agent receives a net amount equal to the amount the Placement Agent would have received had no such deduction or withholding or payment by the Placement Agent been made. In the event of such deduction or withholding, the Company will deliver promptly the Placement Agent such tax receipts or other documentation as it may require.

3.            Representations and Warranties of the Company; Closing Deliverables. The sale of Shares to the purchasers in the Transaction will be evidenced by a purchase agreement (“Purchase Agreement”) among the Company and such purchasers in a form reasonably satisfactory to the Company and the Placement Agent. The Placement Agent shall be a third party beneficiary with respect to the representations and warranties made by the Company and the purchasers in the Purchase Agreement.

a.	The Company will use its commercially reasonable efforts to cause the Company’s independent public accountants to address and deliver to the Company and the Placement Agent a letter or letters (which letters are frequently referred to as “Comfort Letters”) dated as of the pricing date and a bring-down letter dated the date of the consummation of the sale of the Securities (the “Closing Date”), both of which letters will at all times be in form and substance reasonably satisfactory to the Company and the Placement Agent. The Company, in consultation with the Placement Agent, will determine the actual timing of the distribution; and

b.	Use its commercially reasonable efforts to cause the Company’s counsel to address and deliver to the Placement Agent a customary opinion letter dated as of the Closing Date in form and substance reasonably satisfactory to the Placement Agent;

4.	On each closing date for the sale of Securities in the Transaction, the Company shall deliver to the Placement Agents:

a.	A copy of each officer's certificate delivered by the Company to a purchaser of Securities pursuant to the applicable Purchase Agreement, if any;

b.	Signed copies of each Purchase Agreement with the Placement Agents named as third-party beneficiaries of such representations (a draft of which should be provided to the Placement Agents for their counsel’s review a reasonable time before the relevant closing date); and

c.	Copies of any other documents delivered to the purchaser at such closing as the Placement Agents may reasonably request in form satisfactory to the Placement Agents.

5.            Representations and Warranties of the Placement Agent. The Placement Agent hereby represents and warrants to the Company that it has not had and will not have any discussions with any person on the basis of which such person would be able to assert a claim for a finder’s fee or similar fee in connection with the sale by the Company of the Shares covered by this Agreement to prospects in the United States of America or overseas.

a.	Private Placement of Warrant. As of the date hereof, the Placement Agent is either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the 1933 Act. The Warrant to be received by the Placement Agent will be acquired for such Placement Agent's own account, not as nominee or agent, for the purpose of investment and not with a view for the resale or distribution of any part thereof in violation of the 1933 Act. Further the Placement Agent has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Placement Agent’s right at all times to sell or otherwise dispose of all or any part of such Warrant in compliance with applicable federal and state securities laws. The Warrant is being issued to such Placement Agent in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Placement Agent to hold the Warrant for any period of time.

6.            Access to Information. The Company shall extend to each Investor the opportunity, prior to the Closing Date for the sale of any Shares to such Investor, to ask questions of, and receive answers from, the Company concerning the Company, the Shares and the terms and conditions of the Transaction and to obtain any information that such Investors may consider necessary in making an informed investment decision or to verify the accuracy of the information.

7.            Use of Proceeds. The Company agrees that it will not directly or indirectly use the proceeds of the Transaction hereunder, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity, (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject of or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury) or other relevant sanctions authority (collectively, “Sanctions”), (ii) to fund or facilitate any activities of or business in any country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as placement agent, underwriter, advisor, purchaser or otherwise) of Sanctions.

8.            Limitation of Engagement by the Board. The Placement Agent’s financial arrangements, proposals and guidance are intended solely for the benefit and use of the Board (acting in its capacity as such) in connection with the Transaction, are not on behalf of, and shall not confer rights or remedies upon, any securityholder or creditor of the Company or any other person, and may not be used or relied upon for any other purpose. Except as otherwise required by applicable law or governmental or stock exchange regulation, the Company will treat the Placement Agent’s arrangements, proposals and guidance and the terms of this Agreement as confidential and will not disclose them to any third party (other than, on a confidential basis, to its counsel and other advisors in connection with the Transaction subject always to the terms of the preceding sentence, it being understood that the Company will be responsible for any breach by such counsel or advisors of the provisions of this sentence) in any manner without the Placement Agent’s prior written approval.

9.            Tax Treatment. Notwithstanding any other provision herein, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. income and franchise tax treatment and the U.S. income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. income or franchise tax strategy, if any, provided to the Company by the Placement Agent or its affiliates.

10.          Indemnification. The Company hereby agrees to indemnify the Placement Agent in accordance with the indemnification provisions set forth as Schedule II hereto and to the other provisions set forth in Schedule II hereto.

11.            Termination. This Agreement may be terminated with respect to the Shares in the sole discretion of the Placement Agent by notice to the Company given prior to the Closing Date, in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date, the Placement Agent determines in its sole discretion (which determination shall be conclusive absent manifest error) that:

(a)	trading in the Company’s common stock or securities generally shall have been suspended by the Securities and Exchange Commission or the or minimum or maximum prices shall have been established for the Common Stock or securities generally on such market;

(b)	a banking moratorium shall have been declared by New York or United States authorities; or

(c)	there shall have been (i) an outbreak or escalation of hostilities between the United States and any foreign power, (ii) an outbreak or escalation of any other insurrection or armed conflict involving the United States or (iii) any other calamity or crisis having an effect on the financial markets that makes it impracticable or inadvisable to proceed with the placement contemplated hereby or the delivery of the Shares as contemplated hereby.

Any such termination shall not affect the reimbursement or indemnification provisions set forth herein, which will remain in full force and effect.

12.            Publicity. The Company understands and agrees that, without the Placement Agent’s prior written consent, the Placement Agent may not be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company, including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof. The Company agrees that following consummation of the sale of the Shares as contemplated hereby, the Placement Agent shall have the right to place usual and customary advertisements in financial and other newspapers and journals at its own expense describing its services to the Company.

13.            Confidentiality. Except as contemplated by the terms hereof or as required by applicable law, the Placement Agent will keep strictly confidential all non-public information concerning the Company provided to the Placement Agent and will use such information only for purposes of the Offering. No obligation of confidentiality will apply to information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by the Placement Agent, (b) was known or became known by the Placement Agent prior to the Company’s disclosure thereof to the Placement Agent as demonstrated by the existence of its written records, (c) becomes known to the Placement Agent from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by the Placement Agent.

14.            Successors and Assigns. The benefits of this Agreement shall inure to respective successors and assigns of the parties hereto and of the indemnified parties, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

15.            Dispute Resolution. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Each of the Company and the Placement Agent irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York County over any action, suit, proceeding, claim or controversy (including without limitation any derivative claim) arising out of or relating to this Agreement, any Transaction or any other matter contemplated hereby. Each of the Company and the Placement Agent irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum.

The Placement Agent and the Company (on its own behalf and, to the extent permitted by law, on behalf of its securityholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to the Placement Agent’s engagement as placement agent under this Agreement or any Placement Agent’s role in connection herewith. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Placement Agent is required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Placement Agent to properly identify their respective clients.

16.            Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party.

17.            Enforcement; Amendment. The Agreement may only be enforced by the parties to it. Any amendment of the Agreement shall be in writing signed by each of the parties.

18.            Counterparts. This Agreement may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

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If the terms of our engagement as set forth in this Agreement are satisfactory, kindly sign the enclosed copy of this letter and return it to the undersigned. We look forward to working with the Company on this assignment.

Sincerely,

M.S. HOWELLS & CO.

By:	/s/ Mark Howells
	Name:	Mark Howells
	Title:	Executive Chairman

Accepted by:

OUTLOOK THERAPEUTICS, INC.

By:	/s/ Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Financial Officer

SCHEDULE I

Exempt Purchasers

GMS Ventures & Investments

Altium Capital

Lampe Conway

SCHEDULE II

Indemnification

The Company agrees (i) to indemnify and hold harmless the Placement Agent (the “Placement Agent”), together with its officers, directors, shareholders, employees and agents, and each person, if any, who controls the Placement Agent and any of its affiliates within the meaning of the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from and against any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any legal or other expenses as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of: (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) any untrue statement or alleged untrue statement of a material fact contained in the offering materials or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (c) any securities, tax, corporate or other filings of the Company; or (d) any transactions referred to in this Agreement or any transactions arising out of the transactions contemplated by this Agreement.

The Company also agrees to reimburse the Placement Agent for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Placement Agent in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such untrue statements or omissions or alleged untrue statements or alleged omissions, whether or not in connection with pending or threatened litigation to which any Placement Agent is a party, in each case as such expenses are incurred or paid. The Company will not, however, be responsible for any such liabilities or expenses in any such case solely to the extent that any such Indemnified Claim is found to have resulted from such Indemnified Party’s willful misconduct or gross negligence in the performance of its duties on behalf of the Placement Agent. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise and whether or not related to third party claims or the indemnification rights referred to previously) to the Company or any of its securityholders or creditors related to or arising out of the appointment of the Placement Agent pursuant to, or the performance of the Placement Agent of the services contemplated by, this Agreement, except to the extent any loss, claim, damage or liability resulted from said Indemnified Party’s willful misconduct or gross negligence in the performance of its duties on behalf of the Placement Agent. In no event shall any Placement Agent be responsible for any special, indirect or consequential damages incurred by the Company; provided that nothing in this sentence shall be deemed to relieve the Placement Agent of any liability it may otherwise have hereunder to the Company for any such damages which the Company becomes legally obligated to pay to an unaffiliated third party.

Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement of such Indemnified Claim or other such claim, action or proceeding, as the case may be; provided, however, that any failure by an Indemnified Party to so notify the Company will not relieve the Company from its obligations hereunder. The Company shall immediately assume the full defense of such Indemnified Claim or such other claim, action or proceeding (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel). Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in any circumstances in which the Indemnified Party is advised in a written opinion of counsel that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In any such event, the Company will pay the reasonable and documented fees and disbursements of such separate counsel.

If for any reason (other than as specifically provided herein) the foregoing indemnity for an Indemnified Claim is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim or such other claim, action or proceeding (i) in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its affiliates, on the one hand, and to the Indemnified Party, on the other hand, from the possible relevant transaction, or (ii) if such allocation in the preceding clause (i) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its affiliates, on the one hand, the Indemnified Party, on the other hand, but also the relative fault of the Company and its affiliates, on the one hand, and the Placement Agent and the relevant Indemnified Parties, on the other hand, as well as any other relevant equitable considerations. Notwithstanding any provisions herein to the contrary, the aggregate contribution of all of the Indemnified Parties shall not exceed the amount of fees actually received by the Placement Agent pursuant to this Agreement.

It is hereby further agreed that the relative fault of the Company on the one hand and an Indemnified Party on the other hand with respect to the transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to information supplied by the Company on the one hand or by the Indemnified Party on the other hand, as well as the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission. No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct.

The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party. In addition, the Company shall offer such indemnification and expense advance and reimbursement as it may be permitted to offer or extend pursuant to its bylaws, charter, certificate or articles of incorporation, and other governing documents, or insurance. The Company further agrees that the indemnification and expense advance and reimbursement obligations set forth herein, shall apply whether or not the Placement Agent or any other Indemnified Party is a formal party in any such Indemnified Claim. The Company shall not be liable for any settlement of any Proceeding effected without its written consent (not to be unreasonably withheld or delayed). The Company will not be permitted to settle any Indemnified Claim without the prior consent of the Placement Agent or any Indemnified Party involved therein if any admission of wrongdoing, negligence or improper activity of any kind of the Placement Agent or such Indemnified Party is a part of such settlement. The Company shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement, compromise, consent or termination (i) includes an unconditional release of the Placement Agent from any liabilities arising out of such claim or Proceeding and (ii) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Placement Agent. The Company acknowledges that any failure to comply with its obligations under the preceding sentence may cause irreparable harm to the Placement Agent.

If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions (in each case, which does not result in an assumption by another party of the Company’s obligations as a matter of law), the Company shall provide for the assumption of its obligations by the purchaser or transferee of such assets or another party reasonably satisfactory to the Placement Agent.